EXHIBIT 99.1
Contact:
Gar Jackson
Sr. Director Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR TO EXPLORE STRATEGIC ALTERNATIVES FOR ITS DEMO
STORES; ANNOUNCES PLANS TO CLOSE ITS ONE THOUSAND STEPS STORES
ANAHEIM, CA October 24, 2007 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN, the “Company”) today announced that it will explore strategic alternatives for the Company’s demo stores and close its One Thousand Steps stores. The determination to take these actions resulted from a comprehensive review and evaluation of the real estate portfolio and profit performance of the Company’s demo and One Thousand Steps stores. The Company plans to engage an investment banker to assist in identifying and evaluating strategic alternatives for the demo stores and close the One Thousand Steps stores as soon as is practical.
“We believe the best way to enhance shareholder value at this time is to focus management’s attention and capital on the core PacSun business. Over the past two years, our demo team has made many efforts to improve this business. However, as is evidenced by our demo division comp store sales, the urban streetwear business has been very challenging. At this time, the Board has chosen to explore strategic alternatives for this division,” stated Sally Frame Kasaks, Chief Executive Officer of Pacific Sunwear.
“Regarding One Thousand Steps, we learned a great deal from our nine-store test, and have concluded that our shareholders are unlikely to benefit from the continued operation of this division,” Kasaks concluded.
The demo and One Thousand Steps stores collectively have generated a total pre-tax operating loss of approximately $21 million during the first three quarters of fiscal 2007 (excluding previously announced lease termination and asset impairment charges). As a result of the actions announced today, the Company estimates that it will recognize non-cash fixed asset impairment charges on demo stores of approximately $48 million and inventory reserve charges for demo and One Thousand Steps aggregating approximately $4 million in its third quarter ending November 3, 2007. The Company may incur additional charges, both cash and non-cash, in the future related to potential lease terminations and related costs, inventory liquidation costs, employee retention and severance obligations, and/or agency fees associated with the evaluation or implementation of potential strategic alternatives. The actual amounts and timing of such charges, if any, will not be known until various strategic alternatives are evaluated and a definitive course of action is determined.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of October 24, 2007, the Company operated 837 PacSun stores, 119 PacSun Outlet stores, 154 demo stores and 9 One Thousand Steps stores for a total of 1,119 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

demo stores can be found at www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements,” including statements with respect to the Company’s plans to explore strategic alternatives for its demo stores and to close its One Thousand Steps stores, the amount and timing of related asset impairment and other costs and charges, and the enhancement of shareholder value through the focusing of management’s attention and capital on the core PacSun business. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are subject to risks, uncertainties, and other factors, including, among others, risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission, including but not limited to the Annual Report on Form 10-K for the year ended February 3, 2007 and subsequent periodic reports filed with the SEC. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes. In particular, the timing and amount of actual charges and expenses relating to the Company’s demo and One Thousand Steps stores may differ from our initial estimates as plans and activities are finalized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.